Exhibit 99:

FOR IMMEDIATE RELEASE

Contact: F. Scott Bauer, President

                 (336)  768-8500

Southern Community Financial Corporation
Declares Stock Dividend

Winston-Salem, North Carolina, September 20, 2002 – The Board of Directors of Southern Community Financial Corporation (Nasdaq Symbol: SCMF) has declared a five percent stock dividend to common stock shareholders. The dividend will be payable October 15, 2002 to shareholders of record on October 1, 2002. This is the sixth stock dividend in six years of operations.

In accordance to the terms of Southern Community Capital Trust I, the trust preferred conversion ratio will be adjusted to reflect the dividend.

Southern Community Financial Corporation is the holding company of Southern Community Bank and Trust, a community bank with eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina. Services are also provided through “Southern eCom” internet banking and 24-hour phone banking. Southern Community is headquartered in Winston-Salem, North Carolina.

Southern Community’s securities trade on The Nasdaq National Market under the common stock symbol SCMF and trust preferred symbol SCMFP. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.